Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES COMPLETION OF MERGER WITH MORGAN
STANLEY CAPITAL GROUP INC.  AND ACCEPTANCE OF TENDERED 9-1/8% SENIOR
SUBORDINATED NOTES DUE 2010 FOR PAYMENT

Friday, September 1, 2006	Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) today announced that it has completed its merger with a subsidiary of Morgan Stanley Capital Group Inc.  Under the terms of the merger agreement, each outstanding share of TransMontaigne’s common stock has been converted into the right to receive $11.35 in cash, without interest.  As a result of the acquisition, TransMontaigne will cease to be publicly traded and, accordingly, will no longer be listed on the New York Stock Exchange.

U.S. Bank National Association will act as the paying agent in the merger transaction and will mail to the TransMontaigne stockholders a letter of transmittal and instructions for receiving payment of the merger consideration on or before September 11, 2006.  Holders of certificated common stock should expect to receive the merger consideration soon after submitting a properly completed letter of transmittal to U.S. Bank National Association.  All questions relating to the receipt of the merger consideration should be directed to U.S. Bank National Association at 1-(800) 934-6802.TransMontaigne stockholders whose shares are held by a broker, bank or other nominee should contact such broker, bank or other nominee regarding receipt of the merger consideration.

TransMontaigne also announced that the expiration date for the tender offer was extended from 8:00 a.m., New York City time, on September 1, 2006, to 10:00 a.m., New York City time, on September 1, 2006.  In addition, TransMontaigne announced that, pursuant to the terms of the previously announced cash tender offer and consent solicitation for its 9-1/8% Senior Subordinated Notes due 2010 (the “Notes”), TransMontaigne has accepted for payment $199,990,000 aggregate principal amount of the Notes.  The Company also announced that the Third Supplemental Indenture to the Indenture governing the Notes, executed on August 4, 2006, is now operative.

On September 1, 2006, TransMontaigne also closed on a new 5-year, $400 million Senior Secured Working Capital Credit Facility (the “Credit Facility”) with a syndicate of financial institutions, which replaces TransMontaigne’s former $400 million Working Capital Credit Facility.  TransMontaigne also closed on a new $165 million Term Loan Agreement (the “Term Loan Agreement”) with Morgan Stanley Capital Group Inc.  The proceeds of the initial borrowing under the Credit Facility, together with the $165 million of proceeds of the borrowing under the Term Loan Agreement will be used to pay, in part, the merger consideration, to purchase the Notes and to pay related costs and expenses.

About TransMontaigne Inc.

TransMontaigne Inc. (the “Company”) is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-END-